Exhibit 10.1

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STATION AFFILIATION AGREEMENT

This Station Affiliation Agreement (the “Agreement”) is made and effective as of October 2, 2017 (the “Effective Date”) and is by and between Entravision Communications Corporation, a Delaware corporation, located at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, on behalf of itself and its wholly-owned subsidiaries (“Affiliate”), on the one hand, and The Univision Network Limited Partnership, a Delaware limited partnership, with an address located at 605 Third Avenue, 12th Floor, New York, New York 10158 (with respect to only the Univision Network (as defined below)) and UniMás Network, a Delaware corporation, with an address located at 605 Third Avenue, 12th Floor, New York, New York 10158 (with respect to only the UniMás Network (as defined below)) (together, “UCI”), on the other hand. Notwithstanding anything to the contrary contained in this Agreement, each of The Univision Network Limited Partnership and UniMás Network assumes its respective responsibilities and obligations under this Agreement individually, and no joint liability exists or will accrue during the Term. Each of Affiliate and UCI may be referred to in this Agreement as a “Party,” and together, as the “Parties.”

WHEREAS, Affiliate is the parent of a wholly-owned subsidiary that owns, operates and holds a license issued by the Federal Communications Commission to operate each of the Stations (as defined below);

WHEREAS, UCI and its affiliated companies operate the Univision Network and the UniMás Network (each as defined below), each of which provides Spanish-language television programming on a national basis; and

WHEREAS, UCI wishes to grant Affiliate, and Affiliate wishes to accept, the right to broadcast certain programming owned, controlled or licensed by UCI and/or its affiliated companies on the Primary Channel (as defined below) (and, when applicable, one or more Multicast Channels (as defined below)) of each of the Stations.

NOW, THEREFORE, in consideration of the terms and conditions contained in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each Party, intending to be legally bound, hereby agrees as follows:

1.Definitions.

(a)“Affiliated Station” means each local broadcast television station, whether owned by UCI (or any of its affiliated companies), Affiliate (including, without limitation, each Station), or a third party, that is affiliated with the Univision Network or the UniMás Network and broadcasts UCI Programming.

(b)“Authenticated Basis” means that the applicable content (e.g., a live linear stream of a Station) is made available to only viewers who have been verified: (i) by a Distributor as subscribers of such Distributor who then currently receive from such Distributor the applicable local broadcast television station or pay-television service from which such content is derived; and (ii) with respect to local broadcast television station content (including, without limitation, UCI Programming), as being then-currently located in the applicable station’s DMA.

(c)“Authorized Preemption” means any failure by Affiliate to broadcast any applicable UCI Programming on the applicable Station(s): (i) due to a Force Majeure Event; (ii) that constitutes a Rejection or Substitution; or (iii) for which Affiliate has obtained the prior written consent of UCI.

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(d)“Average Unit Rate” means the average of rates, in 30-second equivalents or other standard units, for advertising spots that are sold on a Station for a given day part in a given month, expressly excluding the effects of sales orders related to direct response, barter, retransmission, underweight delivery, cross promotion between divisions and/or distribution platforms, and public service announcements.

(e)“Commercial Availability” means a unit of time, of any length, that is available for the broadcast of commercial advertising, promotional messaging, or station identification announcements on a Station.

(f)“Communications Act” means the Communications Act of 1934 (and all rules and regulations promulgated thereunder by the FCC) (as the Communications Act and FCC rules and regulations may be amended or changed from time to time).

(g)“Distributor” means: (i) each distributor of one or more multichannel video programming services (which service(s) may also include video on-demand content), regardless of distribution technology, methodology or platform (including, without limitation, each MVPD, as defined by the Communications Act); and (ii) each buying agent or representative of one or more distributors of multichannel video programming services.

(h)“DMA” means, with respect to a local broadcast television station, the designated market area of such station, as applied by the FCC and, as of the Effective Date, determined by Nielsen Media Research.

(i)“FCC” means the Federal Communications Commission.

(j)“Force Majeure Event” means any cause beyond the reasonable control of the applicable Party (e.g., war, terrorist attack, catastrophic weather, satellite failure).

(k)“Law” means each applicable current or future federal, state or local law, rule, regulation or government or quasi-government action or order (e.g., the Communications Act).

(l)“Local Advertising Sale” means each Sale of commercial advertising time for broadcast on one or more Stations within a Station DMA (and/or in the immediately adjacent DMA of such Station(s)) that is made by the local sales staff of Affiliate. For clarity, “Local Advertising Sale” does not include: (i) any National Advertising Sale or (ii) any Network Advertising Sale.

(m)“Local Availability” means each Commercial Availability that UCI designates for the broadcast of commercial advertising, promotional messaging or station identification announcements by a Station.

(n)“Local Programming” means, collectively, all local and syndicated programming, public service announcements, promotional messaging, station identification announcements and other materials created or licensed by Affiliate (or a Station) and broadcast by a Station. For clarity, “Local Programming” does not include any UCI Programming.

(o)“Local Programming Window” means each time period within the applicable UCI Network Programming Schedule that UCI has designated for Local Programming.

(p)“Multicast Channel” means, with respect to a local broadcast television station, each Program Transport Stream that is not a Primary Channel.

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(q)“National Advertising Sale” means: (i) each Sale of any commercial advertising time for broadcast on one or more Stations (which “Sale,” for clarity, may be in connection with one or more Affiliated Stations) that is made by National Sales Representative as the national and regional sales representative of Affiliate; or (ii) any other Sale(s) that are of a type normally considered within the broadcast industry to be a national or a regional advertising sale. For clarity, “National Advertising Sale” does not include: (i) any Local Advertising Sale; or (ii) any Network Advertising Sale.

(r)“Net Sales” means all revenues derived from Sales, less any agency commission(s) actually paid in connection with such Net Sales. If a Sale includes a barter transaction, the barter will be valued at one hundred percent (100%) of the fair market value of the goods or services received in consideration for the advertising provided in accordance with Generally Accepted Accounting Principles (“GAAP”). In the event that a Sale, or a portion thereof, on which a fee was paid by Affiliate to UCI pursuant to Section 9(d) below is subsequently written off as uncollectible or the amount of such Sale is subsequently adjusted, in either case in accordance with GAAP, then the amount of such Sale will be written off or adjusted, and the fee previously paid pursuant to Section 9(d) on the amount written off or adjusted, will be deducted from the fees owed pursuant to Section 9(d) during the calendar month in which such Sale is written off or adjusted; provided that, in any event, the aggregate amount of deductions from Net Sales due to Sales that are written off as uncollectible will not exceed one and four- tenths percent (1.4%) of Net Sales in each calendar year. If any portion of a Sale that was written off or adjusted is subsequently collected, then the amount collected will be added to Net Sales for the calendar month in which it was collected.

(s)“Network Availability” means each Commercial Availability that is not a Local Availability or a National Advertising Sale.

(t)“Network Exclusivity Zone” means, with respect to a local broadcast television station, the applicable geographic area established by the FCC with respect to non-duplication and syndicated exclusivity.

(u)“Network Advertising Sale” means each sale of any commercial advertising with such advertising to be broadcast by UCI (or its affiliated companies or Affiliated Stations) on a simultaneous interconnected or delayed telecast basis as part of the UCI Programming.

(v)“Network Time” means each entire clock half-hour or hour during which any UCI Programming is broadcast on a Station, including, without limitation, all commercial advertising, promotional messaging and station identification announcement time included in such clock half-hour or hour (for clarity, even if such advertising, messaging or announcement time occurs after the end of the applicable UCI Programming but prior to the end of the applicable clock half-hour or hour).

(w)“Primary Channel” means, with respect to a local broadcast television station, the single Program Transport Stream that such station has designated as the “primary video channel” in accordance with FCC requirements.

(x)“Program Transport Stream” means, with respect to a local broadcast television station, each portion of the broadcast signal of such station that constitutes a single programming feed (i.e., video, audio, and/or data components transmitted simultaneously as a single “channel” of programming).

(y)“Required Materials” means, with respect to the UCI Programming: (i) all closed- captioning and video description information; (ii) all secondary audio tracks and other second-language audio program(s); (iii) all enhanced audio feed(s) (e.g., stereo, 5.1 surround sound); (iv) all codes, watermarks and information related to program information, source identification, viewer measurement and/or ratings (including, without limitation, all such codes, watermarks and information of Nielsen or one

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or more successors thereto); (v) all content advisory information (e.g., V-chip); (vi) all information concerning or implementing any program guide(s), navigational device(s) or interactive feature(s) or functionality(ies); (vii) all codes, watermarks and information related to copy control, copy protection and/or digital rights management; (viii) all information and material(s) associated with specific programming or commercial advertising contained in, or adjacent to, the UCI Programming; (ix) all material necessary for the transmission of the UCI Programming pursuant to this Agreement (e.g., aspect format description information, program and system information and/or data); and (x) all other material required by Law to be broadcast or otherwise transmitted by UCI (or its affiliated companies), Affiliate (or a Station), or any Distributor(s).

(z)“Sale” means a sale (billed or billable) of commercial advertising time of any nature for broadcast on one or more Station(s), including, without limitation, time sales of advertising, product placements or integration, in-program sponsorships, and sales provided in exchange for barter. For clarity, “Sale” does not include: (i) any Network Advertising Sale or (ii) any advertising time that Affiliate is obligated to provide to Distributors pursuant to retransmission consent agreement(s) with such Distributor(s) (e.g., as a result of UCI’s negotiation with Distributors pursuant to that certain Negotiation Rights Agreement effective as of January 1, 2016 by and between Affiliate and Univision Local Media Inc. (as such agreement may be amended, restated, extended or otherwise modified) (the “Negotiation Rights Agreement”)).

(aa)“Station” means each of the local broadcast television stations set forth on Exhibit A, which is hereby incorporated in this Agreement by reference.

(bb)“UCI Network Programming” means, collectively, all programming provided by UCI (or its affiliated companies) as part of the standard network feed for the Univision Network or the UniMás Network (as applicable) for broadcast on a simultaneous basis by its applicable Affiliated Stations, including, without limitation, commercial advertising (e.g., Network Availabilities); promotional messaging; UCI identification announcements; public service announcements; credits, cross-promotional announcements for any station, network, product or service owned, operated, controlled, programmed, licensed, offered or sold by UCI (or its affiliated companies) (e.g., Galavision). In the event that UCI provides more than one network feed for broadcast on a simultaneous basis by Affiliated Stations, then “UCI Network Programming” will include all such programming included in such network feeds, with respect to the Univision Network or the UniMás Network, as applicable, but notwithstanding the foregoing to the contrary, will exclude any alternate advertising, any alternate programming due to bona fide rights limitations, or any custom programming (including, without limitation, advertisements, messaging, announcements and credits) provided by UCI (or its affiliated companies) to any Affiliated Station(s) owned by a third party for an additional fee, surcharge or other consideration (e.g., pursuant to a contractual provision similar to Section 3(d)).

(cc)“UCI Network Programming Schedule” means each broadcast schedule of UCI Network Programming for the Univision Network or the UniMás Network, as applicable, as established by UCI from time to time in accordance with Section 3(b).

(dd)“UCI Program” means each television program provided by UCI (or its affiliated companies) for broadcast on a simultaneous, interconnected or delayed telecast basis by Affiliated Stations.

(ee)“UCI Programming” means, collectively, all programming provided by UCI (or its affiliated companies) for broadcast on a simultaneous interconnected or delayed telecast basis by Affiliated Stations, including, without limitation, all UCI Programs (whether as part of a UCI Network Programming Schedule or UCI Non-Network Programming); commercial advertising (e.g., Network Availabilities); promotional messaging; UCI identification announcements; public service announcements; credits, cross-

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promotional announcements for any station, network, product or service owned, operated, controlled, programmed, licensed, offered or sold by UCI (or its affiliated companies) (e.g., Galavision); and any other material distributed by UCI (or its affiliated companies) to Affiliate (or one or more Stations).

(ff)“UCI Programming Window” means each time period within the applicable UCI Network Programming Schedule that UCI has designated for UCI Network Programming.

(gg)“Unauthorized Preemption” means any preemption or failure by Affiliate to broadcast any UCI Programming on the applicable Station(s), expressly excluding any Authorized Preemption(s).

(hh)“UniMás Network” means the national broadcast television network, currently known as “UniMás” (and any successor thereto), that consists of certain programming made available by UCI (or its affiliated companies) on an interconnected basis to affiliated local broadcast television stations for free, over-the-air broadcast to the public.

(ii)“UCI Non-Network Programming” means UCI Programming that is not UCI Network Programming.

(jj)“Univision Network” means the national broadcast television network, currently known as “Univisión” (and any successor thereto), that consists of certain programming made available by UCI (or its affiliated companies) on an interconnected basis to affiliated local broadcast television stations for free, over-the-air broadcast to the public.

2.Grant of Rights.

(a)Grant. Subject at all times to the terms and conditions of this Agreement (including, without limitation, when applicable, Section 10), UCI hereby grants to Affiliate the non-exclusive (except as expressly set forth in this Agreement) right and license to, during the Term: (i) broadcast the applicable UCI Programming on the Primary Channel (and, when indicated on Exhibit A, a Multicast Channel) of the broadcast signal of the applicable Stations in the applicable DMAs, in each case as set forth on attached Exhibit A, for the purpose of providing such UCI Programming on a free, over-the-air basis to the public in accordance with the terms and conditions of this Agreement; (ii) subject at all times to all applicable rights restrictions of UCI, distribute the applicable UCI Programming as part of the Primary Channel (and, when indicated on Exhibit A, a Multicast Channel) of the applicable Stations (or, if and for so long as expressly authorized by UCI in writing, on an on-demand basis) in the applicable DMAs, in each case as set forth on attached Exhibit A, for the purpose of providing such UCI Programming on an Authenticated Basis via the Internet and/or wireless networks via one or more websites and/or applications owned, operated and primarily branded by Affiliate (or the applicable Station) to mobile devices (e.g., cellphones, tablets) and consumer electronics devices (e.g., set-top boxes, televisions, Blu- ray players, gaming consoles, computers), in each case in accordance with the terms and conditions of this Agreement; (iii) authorize one or more Distributors to distribute the applicable UCI Programming as part of the Primary Channel (and, when indicated on Exhibit A, a Multicast Channel) of the applicable Stations in the applicable DMAs, in each case as set forth on attached Exhibit A, for the purpose of providing such UCI Programming on a live, linear, subscription basis via such Distributor’s facilities- based multichannel video programming systems (e.g., cable, satellite, telco); (iv) subject at all times to all applicable rights restrictions of UCI, authorize one or more Distributors to distribute the applicable UCI Programming as part of the Primary Channel (and, when indicated on Exhibit A, a Multicast Channel) of the applicable Stations in the applicable DMAs, in each case as set forth on attached Exhibit A, for the purpose of providing such UCI Programming on either an Authenticated Basis or a live, linear, subscription basis via the Internet and/or wireless networks via one or more websites and/or applications owned, operated and primarily branded by the applicable Distributor to mobile devices (e.g., cellphones, tablets) and consumer electronics devices (e.g., set-top boxes, televisions,

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Blu-ray players, gaming consoles, computers), in each case in accordance with the terms and conditions of this Agreement; and (v) technically compress, remodulate, remultiplex, or otherwise technically process the transmission of the UCI Programming, in each case using industry standard technology and processes, only as necessary to distribute such Broadcast Signal as permitted by this Agreement and only to the extent that such processing does not materially degrade any portion(s) of such UCI Programming or any Required Material(s). For the purposes of this Section 2(a), “broadcast” means the free, over-the-air transmission by a local broadcast television station, using transmission procedures and/or standards now or in the future authorized by the FCC (e.g., ATSC 3.0 standard for delivery of Next Generation TV to consumers, as developed by the Advanced Television Systems Committee, Inc.) whereby the video and audio portions of such transmission are received by viewers without charge by means of a standard consumer antenna for viewing on television sets or, if authorized by the FCC, by use of other technology (e.g., computers, mobile devices, other consumer electronics devices).

(b)Suspension. In the event that: (i) UCI reasonably believes it does not hold (or receives a bona fide communication alleging that UCI does not hold) the rights necessary for Affiliate to distribute (or authorize distribution of) certain UCI Programming as set forth in Section 2(a)(ii) and/or (iv); and/or (ii) UCI reasonably believes that a certain distribution technology, methodology or platform (expressly excluding over-the-air broadcast), a certain reception or viewing device, or a certain authentication, validation or confirmation process, procedure or protocol has a security defect or flaw that has led, or is reasonably likely to lead to, either a legal or regulatory issue, or material, unauthorized access to certain UCI Programming, then UCI may, upon written notice to Affiliate, suspend Affiliate’s rights to, as applicable, distribute (or authorize distribution of) such UCI Programming via such technology, methodology or platform, to such device, or using such process, procedure or protocol, as applicable, until such time as such issue has been resolved to UCI’s satisfaction. In the event of a suspension as set forth in the immediately foregoing sentence, Affiliate shall (and shall notify all applicable Distributors) immediately following Affiliate’s receipt of notice of such suspension, implement such suspension, correctly and completely, with respect to the applicable UCI Programming, technology, methodology, platform, device, process, procedure or protocol. In addition, Affiliate shall include in its Retransmission Consent Agreements with all applicable Distributors the obligation for such Distributors to implement such suspension correctly and completely, with respect to the applicable UCI Programming, technology, methodology, platform, device, process, procedure or protocol immediately following such Distributor’s receipt of notice of such suspension, and Affiliate shall reasonably enforce such suspension.

(c)Private Copyright License. With respect to Affiliate’s exercise of its rights pursuant to Section 2(a)(iii) and/or (iv), subject at all times to the terms and conditions of this Agreement, and notwithstanding the compulsory license requirements set forth in Section 111 of the Copyright Act of 1976 (or any successor provision thereto), UCI hereby consents to Affiliate’s exercise of such rights without any obligation that Affiliate require the applicable Distributor to pay any copyright license fee or other monetary charge in exchange for such Distributor’s right to retransmit or otherwise distribute the UCI Programming.

3.UCI Programming.

(a)UCI Programming. Except as expressly set forth in this Agreement, UCI shall provide to each Station with respect to each Program Transport Stream of such Station (as set forth in attached Exhibit A) the UCI Network Programming.

(b)Selection and Scheduling. UCI (and its affiliated companies) has the right to select, schedule, substitute, change, cancel, and/or withdraw any UCI Programming (or portion thereof) (whether as part of a UCI Network Programming Schedule or UCI Non-Network Programming), in its sole discretion, at any time and from time to time. For clarity, UCI (and/or its affiliated companies) have the right to obtain

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UCI Programming from any source. A sample of each applicable UCI Network Programming Schedule is attached as Exhibit B, which is hereby incorporated in this Agreement by reference.

(c)Local Programming Schedule. UCI (and/or its affiliated companies) have the right to change Local Programming Windows, in its sole discretion, at any time and from time to time; provided that UCI shall make good faith efforts, when practicable, to provide written notice of any such change(s) at least ten (10) calendar days (or sixty (60) calendar days with respect to permanent changes to the news window(s)) prior to the applicable broadcast date. The current schedule of Local Programming Windows is attached as Exhibit C, which is hereby incorporated in this Agreement by reference.

(d)UCI Non-Network Programming. UCI may, but is not required to, offer UCI Non- Network Programming to Affiliate, and in the event that UCI elects to do so, UCI shall provide to Affiliate a term sheet setting forth the principal terms and conditions applicable to Affiliate’s broadcast of such UCI Non-Network Programming (including, without limitation, the deadline for accepting such terms and conditions). In the event that Affiliate timely accepts any such UCI Non-Network Programming, the terms and conditions applicable to such UCI Non-Network Programming will be as set forth in the applicable term sheet, and any terms not addressed therein will be as set forth in this Agreement. In the event that Affiliate does not timely accept any such UCI Non-Network Programming, Affiliate will be deemed to have declined such offer.

(e)Geographic Exclusivity. With respect to any UCI Programming that is broadcast simultaneously (i.e., at the same time on the same broadcast day) by both a Station and one or more other local broadcast television stations, as of the Effective Date, pursuant to Sections 76.92-76.97 of the FCC’s rules, Affiliate is entitled to invoke, with respect to each Station, the protection against simultaneous duplication of network programming within such Station’s Network Exclusivity Zone (as defined by the FCC); provided that: (i) such protection extends only to the UCI Programming as broadcast in accordance with this Agreement (and, for clarity, not to any UCI Programming that is preempted by such Station); (ii) such protection does not extend to UCI Programming that UCI has notified Affiliate is of overriding importance (e.g., fast-breaking news); and (iii) nothing contained in this Agreement precludes (or is intended to preclude) UCI (or its affiliated companies) from granting other network non-duplication protection to any other local broadcast television station(s) licensed to any other community that may overlap with such Station’s Network Exclusivity Zone (and Affiliate’s network non-duplication protection pursuant to this Section 3(e) does not apply with respect to the distribution of the UCI Programming as part of another Affiliated Station within any area(s) in which such Affiliated Station’s Network Exclusivity Zone overlaps with one or more Stations’ Network Exclusivity Zone(s)). Notwithstanding anything to the contrary contained in this Agreement, UCI may cancel Affiliate’s network protection, at any time and in its sole discretion, pursuant to this Section 3(e) upon at least six (6) months’ prior written notice.

4.UCI Programming Delivery. UCI (or its affiliated companies) shall, at its sole cost and expense, deliver the UCI Programming to Affiliate by means of a domestic communications satellite or other technology commonly used for delivering programming for broadcast (e.g., private or common carrier microwave, fiber optic links, Internet and/or wireless, any form of recordings), which satellite and/or other technology may be changed by UCI from time to time and at any time in UCI’s sole discretion, upon prior written notice to Affiliate (and in the case of a change from satellite delivery to another technology, UCI shall make reasonable efforts to consult with Affiliate prior to implementing such change) and shall provide Affiliate with sufficient notice to permit Affiliate to implement any such change prior to UCI making such change. Notwithstanding anything to the contrary in the immediately preceding sentence, UCI shall not be obligated to provide Affiliate with prior notice of any satellite and/or other technology changes if such change is due to a Force Majeure event. In the event that UCI (or its affiliated companies) delivers any UCI Programming to Affiliate via recording, Affiliate may use such recording(s) for only a single television broadcast over the applicable Station, and shall promptly comply with all UCI instructions regarding the

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security and disposition of such recordings. Affiliate shall be responsible, at its sole cost and expense, for: (i) receiving the UCI Programming (including, without limitation, purchasing, installing and maintaining main integrated receiver-decoders, back-up integrated receiver-decoders, sun outage integrated receiver-decoders and switches); and (ii) broadcasting the UCI Programming in accordance with this Agreement; provided that, in the event that UCI elects, in its sole discretion, to provide any equipment (e.g., integrated receiver-decoders) to Affiliate in connection with any of the foregoing, Affiliate hereby acknowledges that, notwithstanding anything to the contrary contained in this Agreement, UCI will at all times retain ownership of such equipment.

5.Broadcast.

(a)Required Broadcast. Affiliate shall (and shall ensure that all Stations and applicable Distributors), at all times during the Term, broadcast the applicable UCI Programming on the applicable Primary Channel(s) of the broadcast signal of the applicable Station(s) in the applicable DMA(s) as set forth on Exhibit A, in each case as set forth in Section 2(a): (i) on a full-time basis in accordance with the applicable UCI Network Programming Schedule; (ii) on the single applicable Primary Channel; and (iii) in its entirety without any addition, deletion, interruption, alteration, editing or other modification (other than as expressly permitted by Section 2(a)(v) or Sections 5(c), 5(d), 5(e), and 5(f) hereof). Affiliate may, at any time during the Term, but has no obligation to, broadcast the applicable UCI Programming on the applicable Multicast Channel(s) of the broadcast signal of the applicable Station(s) in the applicable DMA(s) as set forth on Exhibit A, in each case as set forth in Section 2(a): (i) on a full-time basis in accordance with the applicable UCI Network Programming Schedule; (ii) on the single applicable Multicast Channel; and (iii) in its entirety without any addition, deletion, interruption, alteration, editing or other modification (other than as expressly permitted by Section 2(a)(v) or Sections 5(c), 5(d), 5(e), and 5(f) hereof); provided that, in the event that Affiliate so broadcasts UCI Programming on the Multicast Channel of a Station, Affiliate may later cease doing so only if Affiliate provides at least sixty (60) calendar days’ prior written notice to UCI. Affiliate may, at any time during the Term, but has no obligation to, begin making available one or more Program Transport Streams, of one or more Stations, on an Authenticated Basis via the Internet and/or wireless via one or more websites and/or applications owned, operated and primarily branded by Affiliate (or the applicable Station) to mobile devices (e.g., cellphones, tablets) and consumer electronics devices (e.g., set-top boxes, televisions, Blu-ray players, gaming consoles, computer), in each case in accordance with the terms and conditions of this Agreement; provided that, in the event that Affiliate elects to do so: (A) Affiliate may not later cease doing so at any time during the Term; (B) with respect to each applicable Station, Affiliate shall so make available all Program Transport Streams that include any UCI Programming; and (C) all requirements of the first sentence of this Section 5(a) will apply to such distribution at all times. Except as expressly set forth in Section 2(a)(v), Affiliate shall not and shall ensure that none of the Stations or Distributors, at any time during the Term or for any reason whatsoever, modifies any of the UCI Programming in any way, including, without limitation, by: (1) insertion, superimposition or overlay (e.g., crawls, split screens, graphics, logos, trademarks, service marks, “bugs,” call letters, insignia, voice overs); (2) altering the speed or duration; and/or (3) compression, squeezeback, clipping or other alteration of the size on the screen or the aspect ratio, in each case, unless such modification: (I) has been previously agreed to in writing by UCI; (II) is required to comply with the Law; or (III) is related directly and solely to coverage of critical, fast-breaking news or emergency information (e.g., crawls generated by an emergency alert system, Amber Alerts, or local crawls related to emergencies) (and, for clarity, no such crawl may be used for advertising, promotional, or station identification purposes, other than as required by Law, without the prior written approval of UCI).

(b)Promotion Requirements. Affiliate shall, and shall ensure that the Stations, at all times during the Term, abide by any and all requirements and restrictions pertaining to the promotion of the UCI Programming that UCI provides to Affiliate and any Affiliated Station that: (i) has the same network affiliation as the applicable Station; and (ii) is licensed to a DMA with a comparably sized Hispanic market

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share, if any, as the applicable Station, in each case in UCI’s sole discretion, in written notices delivered to Affiliate, at any time and from time to time (including, without limitation, on-the-air promotion, billboards, pay-television advertisements, printed advertisements). UCI shall provide to Affiliate all required materials, programming, and graphics related to such promotional requirements. For clarity, this Section 5(b) does not prohibit Affiliate (or any Station) from providing date and time information regarding UCI Programming to newspapers, guide channels, pay-television guides and other program listing services.

(c)Rejections and Substitutions. Notwithstanding anything to the contrary contained in this Agreement, Affiliate (or any Station) may: (i) reject or refuse any UCI Programming that Affiliate (or such Station) reasonably and in good faith believes is unsatisfactory, unsuitable or contrary to the public interest (each such rejection or refusal, a “Rejection”); or (ii) substitute a program for UCI Programming that, in Affiliate’s (or such Station’s) reasonable and good faith opinion, is of greater local or national importance than such UCI Programming (e.g., fast-breaking news) (each such substitution, a “Substitution”); provided that: (i) in no case may Affiliate (or any Station) reject or refuse any UCI Programming, or substitute any other program therefor, based on performance or ratings, advertiser reaction, or the availability of alternate programming (e.g., sporting events, infomercials) that Affiliate (or the Station) may believe to be more profitable or more commercially attractive than the applicable UCI Programming; and (ii) with respect to only Substitutions, Affiliate (and each Station) shall at all times during the Term make all reasonable efforts to avoid substituting other programming for UCI Programming by, when practicable, substituting such programming during a Local Programming Window (for clarity, instead of during UCI Programming). Affiliate shall ensure that all substitute programming is (with minimal exceptions of national importance (e.g., a presidential address)) entirely in the Spanish language. In the event of a Rejection or Substitution, Affiliate must provide written notice to UCI, including, without limitation, the identity and length of the UCI Programming and, if applicable, the substitute programming, no later than three (3) calendar days following the date on which Affiliate first receives notice of such UCI Programming (or, if such timeline is not possible, as soon as possible, in which case, such notice must include an explanation for the late notice).

(d)Unauthorized Preemptions. Affiliate shall notify UCI in writing, as soon as possible, of any Unauthorized Preemption (or its intent to make any Unauthorized Preemption). In addition to all rights and remedies that UCI may have at law, in equity, under contract (including, without limitation, this Agreement) or otherwise, all of which are hereby expressly reserved, in the event that, in any given twelve (12) month period during the Term: (i) any Station(s) make three (3) or more Unauthorized Preemptions; or (ii) Affiliate (or any Station(s)) states, either in general or specific terms, publicly or privately, orally or in writing, that any Station(s) intend to make three (3) or more Unauthorized Preemptions; and/or (iii) at least three (3) of the actions set forth in clauses (i)-(ii) occur, in any combination, with respect to one or more Stations, then, UCI may, upon thirty (30) calendar days’ prior written notice to Affiliate, terminate this Agreement, in its sole discretion, with respect to only the applicable Station(s).

(e)Alternate Broadcast. In the event that Affiliate (or any Station) makes one or more Substitution(s) or Unauthorized Preemption(s), then: (i) Affiliate shall broadcast, on the applicable Station(s), the preempted UCI Programming (including, without limitation, for clarity, any commercial advertising (e.g., Network Availabilities) that were preempted as part of such Substitution(s) or Unauthorized Preemption(s)) during one or more time periods (as necessary) of quality and ratings value equal to or better than the time periods during which such UCI Programming was originally scheduled for broadcast; and (ii) UCI may, in its sole discretion: (A) direct Affiliate to broadcast the UCI Programming (including, without limitation, for clarity, any commercial advertising (e.g., Network Availabilities) that were preempted as part of such Substitution(s) or Unauthorized Preemption(s)) on the applicable Station(s) at an alternate time period normally occupied by other UCI Programming, and/or (B) make available, directly or via one or more third parties (e.g., another local broadcast television station, a Distributor), such UCI Programming (including, without limitation, for clarity, any commercial advertising (e.g., Network Availabilities) that were preempted as part of such Substitution(s) or Unauthorized Preemption(s)) in the

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applicable Station(s)’ DMA(s). In the event that Affiliate takes the applicable actions provided for in Sections 5(e)(i) and (ii)(A) in a timely manner, then the preemption or failure of Affiliate to broadcast the applicable preempted UCI Programming will not be deemed an Unauthorized Preemption for purposes of Section 5(d) of this Agreement. In the event of a Substitution, UCI may provide alternative UCI Programming (which may be UCI Non-Network Programming), as selected by UCI, for broadcast on the applicable Station(s) in lieu of the other UCI Programming or Affiliate’s intended substitute programming. In the event that Affiliate (or any Station) makes one or more Rejections, then UCI may, in its sole discretion: (I) provide alternative UCI Programming (which may be UCI Non-Network Programming), as selected by UCI, for broadcast on the applicable Station(s) in lieu of the other UCI Programming or Affiliate’s intended substitute programming; and/or (II) make available, directly or via one or more third parties (e.g., another local broadcast television station, a Distributor), such UCI Programming in the applicable Station(s)’ DMA(s).

(f)Delayed Telecasts and Recording. UCI (or its affiliated companies) may, in its sole discretion, at any time and from time to time, designate any UCI Programming that may or must (as elected by UCI in its sole discretion) be broadcast on a delayed basis, and to the extent that UCI (or its affiliated companies) does so designate UCI Programming, Affiliate shall (and shall ensure that each Station) conforms its broadcast of the schedule designated by UCI (or its affiliated companies). For clarity, except as expressly set forth in the immediately foregoing sentence, neither Affiliate nor any Station may delay the broadcast of any UCI Programming, or change the order of any UCI Network Programming Schedule, without the prior written consent of UCI. Nothing in this Agreement grants (or is intended to grant) the right to Affiliate or any Station to make any recording of any UCI Programming without an express license from UCI, which license is expressly not granted in this Agreement, except: (i) for delayed telecasts as expressly required by UCI (or its affiliated companies) pursuant to this Section 5(f); (ii) promotion of the UCI Programming in promotional messaging broadcast on a Station (subject, in each case, to UCI’s prior written consent); and (iii) sales presentations.

(g)Bandwidth.  Affiliate shall, at all times during the Term, ensure that the UCI Programming broadcast on the Primary Channel, as transmitted by each applicable Station: (i) occupies bandwidth of at least eight and five-tenths (8.5) megabits per second of each such Station’s bitstream; provided that, notwithstanding the foregoing to the contrary, the bandwidth occupied by a Station’s Primary Channel may occupy less than 8.5 megabits per second of such Station’s bitstream only in the event that Affiliate uses any broadcast transmission technology in compliance with applicable Law or broadcast transmission standards (e.g., ATSC 3.0) adopted, permitted or approved by the FCC that permits Affiliate to broadcast using such lesser amounts and only so long as Affiliate continues to comply with subsections (ii) and (iii) of this Section 5(g) with respect to such Station; (ii) has a resolution of at least 1920 x 1080i; and (iii) is broadcast at as least as high a resolution as the resolution of any other programming broadcast on such Station, provided that UCI provides the UCI Programming to Affiliate in a format that enables Affiliate to broadcast such UCI Programming at the same level of resolution as such other programming broadcast on the Station; provided that, in the event that UCI (or its affiliated companies) delivers any UCI Programming to Affiliate in a high-definition format, Affiliate shall broadcast such UCI Programming in such high-definition format. Affiliate shall, at all applicable times during the Term, ensure that the UCI Programming, as distributed via the Internet and/or wireless networks as expressly authorized by Section 2(a), is made available at as least as high a resolution as the best resolution of any other programming broadcast on such Station; provided that, in the event that UCI (or its affiliated companies) delivers any UCI Programming to Affiliate in a high-definition format, Affiliate shall make available such UCI Programming in such high-definition format. Affiliate shall, at all times during the Term, broadcast (or, when applicable, otherwise distribute) all Related Materials that UCI (or its affiliated companies) delivers to Affiliate.

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(h)Performing Rights Licenses. UCI shall ensure, to the extent possible, that the UCI Programming be: (i) cleared at the source; (ii) within the repertoire of ASCAP, BMI, SESAC, or another performing rights society from which UCI has obtained a performance license; or (iii) in the public domain.

6.Facilities.

(a)Existing Facilities. Affiliate hereby represents and warrants to UCI that, as of the Effective Date, attached Exhibit D, which is hereby incorporated in this Agreement by reference, accurately sets forth: (i) the facilities authorized for, and utilized by, each Station; and (ii) a contour map for each Station that (A) depicts the Noise Limited digital contour (as defined by the FCC) of each Station, and (B) includes data as to the areas and populations within each such contour.

(b)Changes. In the event that the transmitter location, antenna height above the average terrain, effective radiated power, and/or frequency and/or hours of operation as set forth on Exhibit D with respect to any one or more Stations are changed at any time during the Term, so as to: (i) reduce the number of Hispanic households within such Station’s Noise Limited digital contour, and/or (ii) reduce the number of hours of Spanish-language programming (for any reason other than as a result of a reduction in UCI Programming provided to Affiliate by UCI), then Affiliate shall promptly notify UCI of such change(s) and reduction(s) in writing, and UCI may, in its sole discretion, upon at least thirty (30) calendar days’ prior notice to Affiliate, terminate this Agreement, with respect to only such affected Station(s).

(c)Upgraded Facilities. For clarity, if any Station, as of the Effective Date, is an analog television or translator station, Affiliate shall upgrade such station to a digital station no later than when any such upgrade is required by Law.

(d)Live Streaming. Affiliate and UCI shall work together in good faith to determine in which cases Affiliate will provide live streaming of the Station(s). When UCI begins streaming local broadcast television stations via UCI’s website(s) and/or application(s) on an Authenticated Basis, UCI will, upon Affiliate’s request, also make available live streams of Affiliate’s Stations via such website(s) and/or application(s) on an Authenticated Basis. Upon any Distributor’s launch of live streaming one or more Affiliated Stations that are owned by UCI via such Distributor’s website(s) and/or application(s) on an Authenticated Basis, UCI shall make commercially reasonable efforts to facilitate live streaming of the Stations via such website(s) and/or application(s). Following UCI’s reasonable technical review (including, without limitation, any rights restrictions that must be applied as a result of such technical review), UCI shall grant Affiliate the right to air the Stations via SyncBak or similar technology on an Authenticated Basis.

7. Standards. UCI may, in its sole discretion, at any time and from time to time, establish minimum standards governing matters that, in UCI’s sole judgment, require standardization and uniformity among Affiliated Stations, such as, without limitation: (i) specifications and layout (e.g., form, color, number, location and size) of signage, billboards and print and other advertising related to UCI or any UCI Programming; (ii) the design, color, appearance and maintenance of local news sets, exterior and public portions of studios and other facilities utilized by Affiliated Stations; (iii) the graphic appearance of local promotional messaging and local station identification announcements; (iv) technical standards relating to the Internet and/or wireless distribution of UCI Programming with respect to security (e.g., digital rights management, geofiltering, piracy, entitlements), adaptive bit-rate streaming standards, authentication protocols, and picture resolution quality; and (v) technical standards relating to commercial advertising, public service announcements and Local Programming. Affiliate shall, upon receipt of any such standards from UCI, comply, and ensure that each Station complies with such standards. Affiliate shall include in its Retransmission Consent Agreements with all applicable Distributors the obligation for such Distributors to comply with all of the standards set forth in this Section 7 and, upon Affiliate’s discovery (which may occur

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by notice to Affiliate) of any Distributor’s non-compliance with any of such standards, Affiliate shall reasonably enforce such Distributor’s compliance therewith.

8.Commercial Availabilities.

(a)Schedule. UCI shall determine, in its sole discretion, the number and length of Commercial Availabilities within Network Time. From time to time, and in each case no later than sixty (60) calendar days’ prior to the broadcast date, UCI shall provide Affiliate with the exact schedule and number of Commercial Availabilities within Network Time during UCI Network Programming.

(b)Local Availabilities. UCI shall provide Affiliate with the number of Local Availabilities within Network Time for UCI Network Programming (i) on the Univision Network as set forth on attached Exhibit F, which is hereby incorporated in this Agreement by reference; and (ii) on the UniMás Network as set forth on attached Exhibit G, which is hereby incorporated in this Agreement by reference; provided that UCI may modify such table(s) in the applicable exhibit(s) at any time and from time to time and in its sole discretion upon at least sixty (60) calendar days’ prior written notice to Affiliate; provided further that, notwithstanding the foregoing, except with respect to UCI Network Programming that is children’s programming (as defined by the Children’s Television Act of 1990 (as such act may be amended or replaced)) or news programming, UCI may not (A) set the number of minutes of those Commercial Availabilities per hour that are Local Availabilities in the Univision Network at less than four (4) minutes, and (B) set the percentage of those Commercial Availabilities that are Local Availabilities in the UniMás Network at less than twenty percent (20%) (rounded, when necessary, to the next higher commercial unit). Affiliate shall be solely responsible for determining the advertising rates at which Local Availabilities are offered and sold. Affiliate shall at all times comply with UCI’s then- current advertising guidelines as set forth on https://univisionnetworks.com/ad-guidelines or otherwise provided to Affiliate by UCI. Each sale of Local Availabilities will be considered a Local Advertising Sale or a National Advertising Sale, in accordance with Sections 1(l) and (q).

(c)Network Availabilities. UCI has the right to use, in its sole discretion, all Network Availabilities. UCI shall be solely responsible for determining the advertising rates at which Network Availabilities are offered and sold. Each sale of Network Availabilities will be considered a Network Advertising Sale.

(d)Availabilities Options. UCI may, in its sole discretion, at any time and from time to time, offer to Affiliate a portion of Network Availabilities for sale by Affiliate, and Affiliate may, in its sole discretion, at any time and from time to time, offer to UCI a portion of Local Availabilities for sale by UCI (or its affiliated companies). Affiliate hereby offers to UCI two (2) minutes of Local Availabilities per hour of Network Time, for which UCI, to the extent that UCI, in its sole discretion, accepts such offer, shall reimburse Affiliate at the average unit rate (prevailing during the then-previous ninety (90) calendar days) for local commercial advertisements of the same or most comparable class, daypart and length actually broadcast by the applicable Station(s). To the extent that UCI accepts the offer set forth in the immediately foregoing sentence, any commercial advertising, promotional messaging or UCI identification announcements provided by UCI for broadcast during such Local Availabilities will take precedence over (i.e., must be broadcast instead of) any commercial advertising, promotional messaging or station identification announcements obtained or created by Affiliate for broadcast during such Local Availabilities.

9.Sales Representation.

(a)Exclusivity. Affiliate hereby irrevocably appoints National Sales (the “National Sales Representative”), an affiliate company of UCI, as Affiliate’s exclusive representative, during the Term, for all National Advertising Sales. In accordance with such appointment, Affiliate shall promptly refer all

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inquiries and requests from potential national or regional advertisers to National Sales Representative and National Sales Representative shall be responsible for such relationships and accounts. Notwithstanding the immediately foregoing two (2) sentences to the contrary, Affiliate and UCI hereby acknowledge that in certain circumstances Sales to certain national and regional advertisers may be made by Affiliate, and Affiliate, on the one hand, and UCI and National Sales Representative, on the other hand, will communicate with each other regarding the servicing of such advertiser accounts on no less than a quarterly basis. Affiliate hereby acknowledges and agrees that National Sales Representative, in its role as Affiliate’s exclusive representative or otherwise, will have no obligation whatsoever to market, sell or administer the sale of any commercial advertising or other messaging (e.g., infomercials) that UCI believes would conflict with any UCI mark, UCI brand, UCI brand guidelines, UCI message, UCI value, or UCI Programming (including, without limitation, other commercial advertising). Upon UCI’s request, Affiliate will reasonably participate in conference calls with respect to National Advertising Sales.

(b)Packaged Sales. In the event that Affiliate packages any Sales with any other advertising sales (e.g., a sale on other media such as radio, print or a television station that is not a Station), then the commission as set forth in Section 9(d) will be payable on the amount of Net Sales on Stations included in such package; provided that such Sales must be priced at no less than the Average Unit Rate for similar Sales.

(c)Billing and Collection. UCI shall be responsible for the billing and collection of all amounts due in connection with Network Advertising Sales. Affiliate shall be responsible for the billing and collection of all amounts due in connection with National Advertising Sales and Local Advertising Sales (for clarity, regardless of whether UCI or Affiliate made such sale).

(d)Commission. As consideration for UCI’s services pursuant to Section 9(a), Affiliate shall pay to UCI a commission equal to a rate of nine and four-tenths percent (9.4%) of all Net Sales with respect to all Stations. Affiliate shall pay such amounts to UCI no later than the fifteenth (15th) day of each calendar month for all Sales made during the previous calendar month, and shall include with each payment a statement accurately accounting for all Sales made during the applicable month (including, without limitation, the name of each advertiser, the Station(s) on which the Sale was made, the amount of Sales revenue received during such month, the amount of agency commissions due thereon, the Net Sales for such month, and the amount due to UCI).

10.Distribution Consent. During the Term, Affiliate shall not, and shall ensure that each Station (expressly excluding the Excluded Stations (as defined in the Negotiation Rights Agreement)) does not, without UCI’s express prior written consent, which UCI may withhold in its sole discretion for any reason or no reason (e.g., issues with most-favored nations provisions) consent to the retransmission or distribution of, distribute, exhibit, make available, sublicense, subdistribute, resell, or otherwise provide any UCI Programming (or in any way authorize, enable or otherwise acquiesce to any of the foregoing) to any person or entity (e.g., Distributors, viewers) on any basis (e.g., via the Internet and/or wireless networks) other than: (a) a free, over-the-air broadcast to the public; and (b) on an Authenticated Basis only via the Internet and/or wireless networks only via one or more websites and/or applications owned, operated and primarily branded by Affiliate (or the applicable Station) and only to mobile devices (e.g., cellphones, tablets) and consumer electronics devices (e.g., set-top boxes, televisions, Blu-ray players, gaming consoles, computers) of viewers (and, for clarity, not to Distributors), in each case in accordance with the terms and conditions of this Agreement (including, without limitation, Section 2(a)). Affiliate hereby represents and warrants to UCI that attached Exhibit E, which is hereby incorporated in this Agreement by reference, sets forth a true and accurate list of all Distributors to which Affiliate has granted the right to retransmit or otherwise distribute one or more Program Transport Streams of one or more Stations as of the Effective Date, and indicates whether such retransmission or other distribution is pursuant to must-carry or retransmission consent.

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11.Retransmission Consent Elections. In the event that any one or more Stations have the right, pursuant to Law, to periodically elect, with respect to certain Distributors, must carry or retransmission consent, then Affiliate shall notify UCI in writing no later than sixty (60) calendar days prior to the date on which any such election must be made, and, to the extent permitted by Law, Affiliate and UCI shall negotiate in good faith whether Affiliate will elect must carry or retransmission consent for each Station, and with respect to each Station for which Affiliate will elect retransmission consent the applicable Distributors for which such election will be made. In the event that the Parties are not able to agree, prior to the applicable election date, as to all of the items set forth in the immediately foregoing sentence, then UCI may, in its sole discretion, in addition to all rights and remedies that UCI may have at law, in equity, under contract (including, without limitation, this Agreement) or otherwise, all of which are hereby expressly reserved, upon at least thirty (30) calendar days’ prior notice to Affiliate, terminate this Agreement with respect to only the applicable Station(s).

12.Reports; Audits.

(a)Broadcast Reports. UCI may, at any time and from time to time, request that Affiliate submit to UCI in writing, upon forms designated or approved by UCI, any and all such information as UCI may reasonably request regarding the broadcast by any one or more Stations of the UCI Programming, and Affiliate shall provide such information, completely and accurately, promptly following its receipt of any such request therefor from UCI.

(b)Audit. Affiliate shall keep and maintain accurate books and records with respect to the subject matter of this Agreement (including, without limitation, as necessary to demonstrate compliance with this Agreement (e.g., number of Unauthorized Preemptions, payments pursuant to Section 9(d)) (the “Relevant Records”). During the Term and for one (1) year thereafter, UCI may, no more than once per through a “Big Four” auditor or other nationally-recognized audit firm (or other auditor reasonably approved by Affiliate), audit the Relevant Records for the then-current and immediately prior calendar year for compliance with this Agreement. UCI’s auditor must, prior to commencing an audit, execute Affiliate’s standard confidentiality agreement. All such audits must be conducted at Affiliate’s place of business where such Relevant Records are usually held. UCI’s auditor may not provide any of Affiliate’s confidential information to UCI as part of an audit or an audit report, except to the extent necessary to detail Affiliate’s non-compliance with this Agreement; if Affiliate is in compliance, the audit report must simply state such compliance. In the event that an audit demonstrates an overpayment or underpayment to either Party, then the applicable Party shall pay to the other Party any undisputed amounts no later than forty-five (45) calendar days following its receipt of both an invoice therefor and an audit report therefor. All such audits will be at UCI’s sole cost and expense, unless, with respect to any given audit, UCI (or its auditor) discovers: (i) a material breach by Affiliate of this Agreement; (ii) a discrepancy of more than five percent (5%) of the total amounts due for the applicable period; and/or (iii) that Affiliate has made more than three (3) Unauthorized Preemptions in the immediately preceding twelve (12) month period; then Affiliate shall, no later than thirty (30) calendar days following receipt of an invoice therefor, reimburse UCI for all reasonable expenses of such audit.

13.Term and Termination.

(a)Term. This Agreement will commence on the Effective Date and expire: (i) with respect to the WVEN-TV (Orlando), WVEA-TV (Tampa) and WMDO-CD (Washington, D.C.) Stations, at 5:00 p.m. on December 31, 2021; and (ii) with respect to all other Stations, at 5:00 p.m. on December 31, 2026 (together, the “Term”), in each case unless this Agreement is earlier terminated in accordance with its terms.

(b)Termination for Breach. In addition to all rights and remedies that each Party may have at law, in equity, under contract (including, without limitation, this Agreement) or otherwise, all of which are

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hereby expressly reserved, each Party may, in its sole discretion, terminate this Agreement in its entirety immediately upon written notice to the other Party, in the event that the other Party has: (i) breached any of its material representation(s), warranty(ies) and/or obligation(s) pursuant to this Agreement; and (ii) not, within thirty (30) calendar days following its receipt of written notice from the other Party of such breach, cured such breach; provided that, notwithstanding the foregoing to the contrary, if any such breach cannot reasonably be cured within such thirty (30) calendar day period and Affiliate has diligently pursued a cure for such breach during such thirty (30) calendar day period, then, upon prior written notice to UCI detailing its already undertaken and future efforts to cure, Affiliate will have an additional one hundred and fifteen (115) calendar days to cure such breach.

(c)Additional UCI Termination Rights. In addition to all rights and remedies that UCI may have at law, in equity, under contract (including, without limitation, this Agreement) or otherwise, all of which are hereby expressly reserved, UCI may terminate this Agreement as follows:

(i)

In its entirety, immediately upon written notice to Affiliate in the event (A) that Affiliate files a petition seeking relief under Chapters 7 or 11 of Title 11 of the United States Code or under any other federal or state bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer or consent admitting the material allegations of a petition filed against in any proceeding under any such law, (B) of entry against Affiliate of any order of relief under Titles 7 or 11 of Chapter 11 of the United States Code, or entry of any other order, judgment or decree against Affiliate by any court of competent jurisdiction, approving a petition seeking bankruptcy, Affiliate, (C) of appointment of a receiver, trustee or liquidator of Affiliate or of all or substantially all of the assets of Affiliate, (D) that any petition seeking an order of relief under Titles 7 or 11 of Chapter 11 of the United States Code or any other such petition is filed against Affiliate and is not stayed or dismissed within one hundred twenty (120) days after the date of such filing, or (E) that Affiliate makes a general assignment of its assets, or transfers a controlling interest, to creditors or other persons or entities;

(ii)

(A) In its entirety, upon at least thirty (30) calendar days’ prior written notice to Affiliate, in the event that Affiliate becomes substantially less valuable to UCI than Affiliate was as of the Effective Date due to a material adverse change in the business practices, public reputation, and/or image of Affiliate, its owners and/or its management, or (B) solely with respect to one or more Station(s), upon at least thirty (30) calendar days’ prior written notice to Affiliate, in the event that such Station(s) become substantially less valuable to UCI than such Station(s) were as of the Effective Date due to a material adverse change in the business practices, public reputation, and/or image of the applicable Station(s);

(iii)

With respect to only the applicable Program Transport Stream(s), upon at least thirty (30) calendar days’ prior written notice to Affiliate, in the event that UCI, in its sole discretion, elects to cease operation of the Univision Network and/or the UniMás Network, provided that if UCI elects to cease operation of the Univision Network and/or the UniMás Network, and as a result thereof one or more Stations is no longer permitted to broadcast any UCI Programming, then such termination right shall extend to such affected Station(s);

(iv)	In its entirety, upon at least thirty (30) calendar days’ prior written notice to Affiliate, in the event of UCI’s (or its affiliated companies’) termination of the

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Negotiation Rights Agreement pursuant to Section 7(b) and/or Section 7(c) thereof; and
(v)	For clarity, as otherwise set forth in this Agreement.

14.Miscellaneous.

(a)Notices. Except as expressly set forth in this Agreement, all notices and consents in connection with this Agreement must be in writing and must be sent postage prepaid by certified mail, return receipt requested; by Federal Express or similar delivery services; by facsimile transmission (with confirmation of successful transmission); or by hand delivery, in each case to the other Party at the following address(es) (which address(es) may be changed by notifying the other Party of such new address(es) in accordance with this Section 14(a)). Notice will be deemed given upon receipt (or failure or refusal of receipt) (or, with respect to facsimile, upon confirmation of successful transmission).

Affiliate:	Entravision Communications Corporation
Suite 6000 West
2425 Olympic Boulevard
Santa Monica, California 90404
Facsimile: (310) 447-3899
Attention: Walter F. Ulloa
Chairman and Chief Executive Officer

with a copy to:	Entravision Communications Corporation
Suite 6000 West
2425 Olympic Boulevard
Santa Monica, California 90404
Facsimile: (310) 447-3899
Attention: Mark Boelke
General Counsel, EVP of Legal Affairs and Secretary

UCI:	Tonia O’Connor
Chief Revenue Officer & President of Content Distribution, Sales & Marketing
Univision Communications Inc.
605 Third Avenue, 12th Floor
New York, New York 10158
Facsimile: (646) 430-8511

with a copy to:	Jonathan Schwartz
Chief Legal and Corporate Affairs Officer
Univision Communications Inc.
605 Third Avenue, 12th Floor
New York, New York 10158
Facsimile: (646) 964-6681
(b)	Indemnification.

(i)Breach; Violation of Law. Each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party, its affiliated companies, its and their present and future

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directors, members, officers, owners, managers, employees and agents, and each of their respective assigns, heirs, successors and legal representatives (each, an “Indemnified Party”) from, against and with respect to any and all third-party claims, demands, suits, actions or causes of action (whether or not groundless) (and any and all liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising therefrom or relating thereto) (each, a “Claim”) to the extent that such Claims arise from or relate to: (A) the Indemnifying Party’s breach (or alleged breach) of any of its representation(s), warranty(ies) and/or obligation(s) pursuant to this Agreement; and/or (B) the Indemnifying Party’s failure to comply with any Law or any act or failure to act on the Indemnifying Party’s part that causes the other Party (or its affiliated company(ies)) to violate any Law.

(ii)UCI Indemnification. In addition to Section 14(b)(i), UCI shall defend, indemnify and hold harmless Affiliate and its Indemnified Parties from, against and with respect to any and all third-party Claims to the extent that such Claims arise from or relate to the UCI Programming (including, without limitation, any private copyright license that Affiliate may grant in accordance with Section 3(c)); provided that, notwithstanding the foregoing to the contrary, the foregoing indemnification obligation does not apply to: (A) compulsory music licenses (e.g., public performance rights); (B) any material added to the UCI Programming (e.g., Local Availabilities) after delivery of the UCI Programming to Affiliate (or a Station); (C) any UCI Programming that has been changed in any way after delivery of the UCI Programming to Affiliate (or a Station); (D) any Claim arising out of the Communications Act; or (E) any other act or actions, or failure to act or take actions, on the part of UCI and its parent entities, affiliates, and subsidiaries and their officers, directors, employees, agents, and contractors.

(iii)Affiliate Indemnification. In addition to Section 14(b)(i), Affiliate shall defend, indemnify and hold harmless UCI and its Indemnified Parties from, against and with respect to any and all third-party Claims to the extent that such Claims arise from or relate to: (A) any material added to the UCI Programming (e.g., Local Availabilities) after delivery of the UCI Programming to Affiliate (or a Station); (B) any UCI Programming that has been changed in any way after delivery of the UCI Programming to Affiliate (or a Station); (C) all programming and other material broadcast on any one or more Stations (other than the UCI Programming); (D) any other act or failure to act by Affiliate, any Station, or any of their respective employees, agents or customers; or (E) public performance rights in music.

(iv)Procedures. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any Claim; provided that failure to so notify the Indemnifying Party promptly will relieve the Indemnifying Party of its obligations pursuant to Section 14(b) only to the extent that material prejudice arises from such delay. The Indemnifying Party shall undertake, at its sole cost and expense, the defense of any such Claim, using counsel reasonably approved by the Indemnified Party. The Indemnified Party shall, at the Indemnifying Party’s sole cost and expense, cooperate fully in the defense of the Claim. The Indemnified Party may, at its sole cost and expenses, participate in such defense using counsel of its choosing. The settlement of any Claim, in whole or in part, by the Indemnified Party without the prior written consent of the Indemnifying Party will relieve the Indemnifying Party of its obligations pursuant to Section 14(b) with respect to such Claim. The Indemnifying Party shall not settle any Claim, in whole or in part, without the prior written consent of the Indemnified Party, unless the Indemnified Party: (A) admits no fault; (B) assumes no liability; (C) incurs no monetary obligations (e.g., to pay damages); and (D) is not obligated to undertake or forego any action.

(c)Confidentiality. Neither Affiliate nor UCI may disclose to any third party (expressly excepting, on a need-to-know basis, their respective directors, officers, employees and representatives, and subject to a confidentiality agreement, their respective auditors, consultants, financial advisors, lenders, attorneys and existing and potential financial investors) any terms or conditions of this Agreement (e.g., expiration date), any information relating to this Agreement, or any confidential information of the other Party (e.g., business plans, reports, audit findings), except: (i) to comply with Law (e.g., any disclosures

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required by the U.S. Securities and Exchange Commission) (in which case redacted and protected to the greatest possible extent, and subject to the disclosing Party’s giving the other Party as much prior notice of such disclosure as possible); (ii) in order to enforce its rights with respect to this Agreement; or (iii) with the prior written consent of the other Party; provided that UCI hereby acknowledges that nothing prohibits (or is intended to prohibit) Affiliate from filing this Agreement with the U.S. Securities and Exchange Commission to the extent required by Law. Each Party hereby acknowledges that a breach of this Section 14(c) will result in the substantial likelihood of irreparable harm and injury to the other Party, for which monetary damages alone would be an inadequate remedy, and which damages would be difficult to accurately measure. Therefore, in the event of a breach of this Section 14(c), the non-disclosing Party will have the right, in addition to all other rights and remedies that such Party may have at law, in equity, under contract (including, without limitation, this Agreement) or otherwise, all of which are hereby expressly reserved, to obtain immediate injunctive relief in order to prohibit further disclosures.

(d)Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, AND EXCEPT WITH RESPECT TO THE CONFIDENTIALITY AND INDEMNIFICATION OBLIGATIONS CONTAINED IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY OR SUCH PARTY’S AFFILIATED COMPANIES BE LIABLE FOR ANY INCIDENTAL, PUNITIVE, SPECIAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES, WHETHER FORESEEABLE OR NOT, OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OR DEFAULT OF ANY OBLIGATION UNDER THIS AGREEMENT FOR ANY REASON WHATSOEVER, WHETHER BASED ON NEGLIGENCE OR OTHERWISE.

(e)Insurance. Affiliate shall procure, and maintain in force at all times during the Term, broadcaster’s liability insurance (including, without limitation, broad form errors and omissions coverage) for each Station, with minimum limits of liability of at least $5,000,000.00 for each occurrence. All such insurance must be on an occurrence form, primary and not contributing, with respect to: (i) all material added to the UCI Programming following its delivery to Affiliate (or a Station); (ii) any UCI Programming that has been changed in any way after delivery of the UCI Programming to Affiliate (or a Station); and (iii) all programming and other material broadcast on any one or more Stations (other than the UCI Programming). Prior to the broadcast of any UCI Programming pursuant to this Agreement, Affiliate shall cause its broadcaster’s liability insurance carrier to add “Univision Local Media Inc. and its parent companies, subsidiaries, affiliated companies, officers, directors, employees, representatives, agents, successors and assignees” as additional insured parties. All such policies must be issued by companies of recognized responsibility, with a Best’s Key Rating Guide of not less than A, Class VII, licensed to do business in the state in which the applicable Station(s) are located. Affiliate shall, no later than ten (10) calendar days following the execution date of this Agreement, deliver to UCI an original certificate of insurance and notarized copies of the insurance policy endorsements: (A) demonstrating compliance with this Section 14(e); (B) signed by an authorized agent of the insurance company issuing such coverage; and (C) providing that at least thirty (30) calendar days’ prior written notice will be given to UCI prior to termination, cancellation or non-renewal thereof. For clarity, any failure to demand such certificate(s) and/or endorsement(s) by UCI will not affect Affiliate’s obligations pursuant to this Section 14(e).

(f)Trademarks. UCI hereby grants Affiliate the non-exclusive right to use certain trademarks, trade names, service marks and other identifiers of UCI and certain of its affiliated companies (the “UCI Marks”), solely for the purpose of marketing, promoting and advertising the availability of the UCI Programming on the Stations, subject in each case to UCI’s branding guidelines. For clarity, Affiliate has no right to authorize any third party (e.g., a Distributor, a viewer) to use any UCI Mark in any way whatsoever. Affiliate hereby acknowledges that the UCI Marks are the exclusive property of UCI and/or its affiliated companies, and that Affiliate has not and will not acquire any rights in any UCI Marks except as expressly set forth in this Agreement. Affiliate shall not, at any time, adopt, use or register (or attempt to register) any

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variation on any UCI Mark(s) or any mark that includes (in whole or in part), is similar to or is likely to be confused with the UCI Mark(s). Any and all goodwill arising from or relating to Affiliate’s use of the UCI Marks will inure solely to the benefit of UCI and its affiliated companies. In the event that Affiliate becomes aware of any conflicting or confusing use of, or infringement of, any UCI Mark, Affiliate shall promptly notify UCI of such use or infringement and cooperate with UCI in whatever enforcement action UCI elects to take (and, for clarity, Affiliate has no right whatsoever to take any enforcement action with respect to any UCI Mark).

(g)Compliance with Laws. Each Party shall, at all times during the Term, comply with all material Laws related to the subject matter of this Agreement.

(h)Assignment.

(i)Affiliate. Affiliate shall not assign, or encumber in any way, this Agreement, in whole or in part, on a contingent basis or otherwise, voluntarily or by operation of law, without the prior written consent of UCI (and in the event that UCI does so consent, Affiliate shall remain fully responsible and liable for the performance or failure of performance of Affiliate’s assignee). For the purposes of the immediately foregoing sentence, “assign” includes any transfer of the stock of Affiliate (expressly excepting transfers of stock via a public exchange). Any assignment in violation of this Section 14(h)(i) will be null and void ab initio, and in the event that Affiliate attempts to assign this Agreement in violation of this Section 14(h)(i), UCI may, in addition to all other rights and remedies that UCI may have at law, in equity, under contract (including, without limitation, this Agreement) or otherwise, all of which are hereby expressly reserved, terminate this Agreement immediately upon notice to Affiliate.

(ii)Notice of Transfer of Control. Affiliate shall immediately notify UCI in writing of Affiliate’s submission of any “long-form” application to the FCC requesting or otherwise pertaining to an assignment of Affiliate’s license for any one or more Stations or a transfer of control of Affiliate (or any affiliated company of Affiliate that then-currently holds an FCC license with respect to one or more Stations). Except with respect to “short-form” assignments of license or transfers of control made pursuant to Section 73.3540(f) of the FCC rules, in the event of any such submission of application to the FCC seeking consent to an assignment or transfer of control, UCI may, in addition to all rights and remedies that UCI may have at law, in equity, under contract (including, without limitation, this Agreement) or otherwise, all of which are hereby expressly reserved, upon at least thirty (30) calendar days’ prior written notice to Affiliate, terminate this Agreement, in UCI’s sole discretion, with respect to only the applicable Station(s). In the event that UCI does not elect to terminate this Agreement with respect to the applicable Station(s) as set forth in the immediately foregoing sentence, UCI may request that Affiliate procure and deliver to UCI, in a form satisfactory to UCI, a full assumption by the transferee of the obligations and performance of this Agreement, with respect to the applicable Station(s), in its entirety and without limitation of any kind, and upon its receipt of any such request, Affiliate shall promptly do so. In the event of Affiliate’s breach of the immediately foregoing sentence, in addition to all other rights and remedies that UCI may have at law, in equity, under contract (including, without limitation, this Agreement) or otherwise, all of which are hereby expressly reserved, UCI has the right to obtain specific performance of such Affiliate obligations.

(iii)Programming Arrangements. Affiliate shall not, at any time during the Term, enter into any time brokerage agreement or local marketing agreement (as such terms are defined by the notes to Section 73.3555 of the FCC rules), shared services agreement, management agreement or any other agreement pursuant to which a third party (for clarity, other than UCI) will operate or be responsible for the day-to-day operations of any Station without the prior written consent of UCI.

(i)Governing Law; Venue. This Agreement, and all matters or issues arising therefrom or related thereto, will be governed by the laws of the state of New York, without giving any effect to its

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conflict of law principles. The federal and state courts located in the city and state of New York have exclusive jurisdiction to hear and determine any claims, disputes, actions and suits that may arise under or relate to this Agreement, and each Party hereby waives its right to make any claim to the contrary.

(j)Change in Law. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Law is changed in a way that makes any term of this Agreement illegal or unenforceable, then the Parties shall negotiate in good faith to modify this Agreement to account for such change in the Law.

(k)Incentive Auction. Any change to the facilities of any Station(s) as a result of: (i) the repacking of television stations; or (ii) with respect to Stations KSMS-TV, Monterey, CA (FCC Facility ID 35611) in accordance with FCC File No. 29247, WUVN, Hartford, CT (FCC Facility ID 3072) in accordance with FCC File No. 29250, or WMDO-CD, Washington, D.C. (FCC Facility ID 38437) in accordance with FCC File No. 29056, a channel sharing arrangement, in the case of either clause (i) or (ii), in compliance with or as a result of Section 6403 of the Middle Class Tax Relief and Job Creation Act (Pub. L. No. 11296, § 6403, 126 Stat. 156, 225-230 (2012) and the rules and regulations adopted by the FCC to effectuate that provision of law, will not constitute a basis for termination of this Agreement with respect to such Station(s) under Section 6(b) or Section 13(c)(ii) of this Agreement, but only so long as, as applicable: (A) any such change(s) pursuant to clause (i) of this Section 14(k) do not result in a predicted or actual loss of population coverage within the protected signal contour of greater than (I) two percent (2%), (II) three percent (3%) in the case of Stations KGHB-CD, Colorado Springs-Pueblo, CO (FCC Facility ID 24515) and WVEN-TV, Orlando, FL (FCC Facility ID 131), or (III) five percent (5%) in the case of Station KTFV-CD, McAllen, TX (FCC Facility ID 28280), and in any case, the Station(s) otherwise continue to comply with the remaining terms and conditions of this Agreement (including, without limitation, the bandwidth requirements of Section 5(g)), or (B) with respect to any such change(s) pursuant to clause (ii) of this Section 14(k), the Station(s) otherwise continue to comply with the remaining terms and conditions of this Agreement (including, without limitation, the bandwidth requirements of Section 5(g)).

(l)Relationship. The relationship of Affiliate and UCI is that of independent contractors. Nothing contained in this Agreement creates (or is intended to create) a relationship of agency, partners, affiliated companies, joint employers or joint venturers.

(m)Force Majeure. Notwithstanding anything to the contrary contained in this Agreement, neither Affiliate nor UCI will have any liability to the other Party or to any other person or entity with respect to any failure of such Party to perform its obligations pursuant to this Agreement to the extent that the failure is due to any Force Majeure Event. In the event of a Force Majeure Event, the affected Party shall notify the other Party in writing as soon as reasonably practicable.

(n)Severability. The invalidity, illegality or unenforceability under Law of any provision of this Agreement will not affect the validity of any other provision(s) of this Agreement.

(o)Survival. Each provision of this Agreement that would logically be expected to survive the expiration or earlier termination of this Agreement will so survive.

(p)No Inference Against Author. Each Party hereby acknowledges that this Agreement was fully negotiated by the Parties and that, therefore, no provision of this Agreement may be interpreted against either Party because such Party or its legal representative drafted the provision.

(q)Headings; Interpretation. The titles and headings of this Agreement are for convenience only and may not in any way affect the interpretation of this Agreement. The terms “may not” and “shall not” are prohibitive terms, and “may” is an elective term.

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(r)Waivers. The failure of either Party to insist upon strict performance of any provision of this Agreement is not a waiver of any subsequent breach of the same or similar nature. Any waiver of any provision of this Agreement must be in writing and signed by the Party against whom the waiver is sought to be enforced.

(s)Cumulative Remedies. All rights and remedies set forth in this Agreement are cumulative and are without limitation of any rights and remedies that a Party may have at law, in equity, under contract (including, without limitation, this Agreement) or otherwise, all of which are hereby expressly reserved.

(t)No Third-Party Beneficiaries. The provisions of this Agreement are for the benefit of only the Parties and each of their permitted assigns, and except as expressly set forth in this Agreement, no third party is, or will be, a beneficiary of, or have any rights by virtue of, this Agreement.

(u)Reservation of Rights. All rights not expressly set forth in this Agreement are hereby expressly reserved to UCI, and for clarity, UCI (and its affiliated companies) may exercise any or all such rights at any time, in any location and in any manner, in its sole discretion. Without limiting the generality of the immediately foregoing sentence, nothing contained in this Agreement limits (or is intended to limit) UCI’s (and its affiliated companies’) rights, in its sole discretion, to: (i) retransmit, distribute, exhibit, make available and/or otherwise provide (or authorize any or all of the foregoing) all or any portion(s) of the Univision Network, the UniMás Network, the UCI Programming and/or the UCI Program(s) to one or more third parties (e.g., Distributors, viewers), via any distribution platform, modality, medium and/or methodology, in any geographic area; (ii) establish additional networks, including, without limitation, broadcast television networks, radio networks and/or pay-television networks. (iii) transfer any UCI Programming from or to the Univision Network and/or the UniMás Network to or from, as applicable, any other station, network or pay-television network, regardless of whether such other station, network or pay-television service is owned, operated or otherwise controlled by UCI (or its affiliated companies) (or simulcast any UCI Programming on such other station, network or pay-television service); and/or (iv) enter into any business arrangement with any person or entity (e.g., Affiliated Stations) on terms and conditions determined by UCI in its sole discretion. For clarity, unless expressly authorized pursuant to Section 5(a), nothing contained in this Agreement licenses or otherwise authorizes (or is intended to authorize) any use, authorization or enablement of technology, feature or functionality with respect to any UCI Programming (e.g., DVR-style functionality) (provided that, for clarity, UCI hereby acknowledges that certain such technologies, features and functionalities may not require such a license or other authorization from UCI). For clarity, except as expressly set forth in Section 2(a), nothing contained in this Agreement creates (or is intended to create) any right by Affiliate with respect to the broadcast, distribution or other use of any UCI Programming.

(v)Release of Claims. Except for claims expressly set forth in the immediately following sentence, Affiliate, on the one hand, and UCI and Univision Communications Inc. (each of UCI and Univision Communications Inc., a “UCI Releasor”), on the other hand, hereby irrevocably release any and all claims that they may have against the other as of the Effective Date (including, without limitation, any and all claims arising out of any and all prior agreements or arrangements between and among each other (and/or their respective predecessor, parent and other affiliated companies) (e.g., the Shareholder Documents (as defined below)) (each, a “Prior Agreement”)), whether now known or hereinafter arising. Notwithstanding the immediately foregoing sentence to the contrary, this Section 14(v) does not (and is not intended to) release any claim: (i) for indemnification with respect to third-party claims pursuant to one or more Prior Agreements; (ii) with respect to any obligation(s) of any of the parties to the following agreements to pay any other party(ies) any amounts pursuant to Section 8 (Compensation) of such agreements with respect to any periods beginning on or after September 1, 2017: that certain Master Network Affiliation Agreement dated August 14, 2002 (as may have been amended), by and between Affiliate and Univision Network Limited Partnership, and that certain Master Network Affiliation

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Agreement dated March 17, 2004 (as may have been amended) by and between Affiliate and Telefutura (such agreements, together, the “Existing Affiliation Agreements”); (iii) with respect to any obligation(s) of either Affiliate or Univision Local Media Inc. to pay the other any amounts pursuant to Section 6 (Economic Consideration) of that certain Negotiation Rights Agreement effective January 1, 2016, by and between Affiliate and Univision Local Media Inc. with respect to any periods beginning on or after September 1, 2017 (or, solely with respect to (A) payments with respect to Advertising Inventory pursuant to Section 6(f) thereunder, or (B) changes in payments of Subscriber Fees pursuant to Section 6(b) or (c) thereunder as a result of subscriber reports provided to UCI by Distributors, with respect to any periods beginning on or after January 1, 2017); (iv) with respect to any obligation(s) of any of the parties to that certain Marketing and Sales Agreement dated January 11, 2002 (as may have been amended) by and between, on one hand, Affiliate, and on the other hand, Univision Communications Inc., Telefutura Television Group, Inc., Telefutura Orlando, Inc., Telefutura D.C. LLC, Telefutura Boston LLC, Telefutura Tampa LLC, and Spanish Television of Denver, Inc. to pay any other party(ies) to such agreement any amounts pursuant to Exhibit B of such agreement with respect to any periods beginning on or after September 1, 2017; or (v) with respect to any obligation(s) of any of the parties to that certain Marketing and Sales Agreement dated January 1, 2006 (as may have been amended) by and between, on one hand, Affiliate, and on the other hand, Univision Communications Inc. and Telefutura D.C. LLC to pay any other party(ies) to such agreement any amounts pursuant to Exhibit A of such agreement with respect to any periods beginning on or after September 1, 2017.

(w)Counterparts. This Agreement may be executed in counterparts (including, without limitation, by facsimile transmission and/or scanned and e-mailed copy), each of which will be deemed an original and all such counterparts together will constitute but one and same instrument.

(x)Integration. This Agreement, together with all exhibits thereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement may not be modified except in a writing executed by the Parties. This Agreement hereby supersedes, as of the Effective Date, the Existing Affiliation Agreements. Except as expressly set forth in this Agreement, the Parties are not bound by any communications between them on the subject matter of this Agreement unless such communication: (i) is in writing; (ii) bears a date contemporaneous with, or subsequent to, the Effective Date; and (iii) is signed by the Parties. Upon the Effective Date, all prior agreements and understandings of the Parties related to the subject matter of this Agreement are null and void. Each Party hereby acknowledges that there no unsigned or oral agreements between the Parties that alter, amend, modify or supplement this Agreement. For clarity, notwithstanding anything to the contrary contained in this Section 14(x), nothing in this Agreement supersedes or modifies (or is intended to supersede or modify) in any way: (A) any and all documents governing Univision Communications Inc.’s rights as a holder of Affiliate’s Class U Common Stock or Class A Common Stock, upon conversion of Class U Common Stock, including, without limitation, each of the Second Amended & Restated Certificate of Incorporation, the Investor Rights Agreement dated April 19, 2000 and the Amended Investor Rights Agreement dated September 9, 2005 by and between Univision Communications Inc. and Affiliate; (B) that certain letter agreement regarding Registration Rights dated September 9, 2005 by and between Univision Communications Inc. and Affiliate; or (C) any other document(s) and/or arrangement(s) related to Univision Communications Inc.’s equity ownership of Affiliate (collectively, the “Shareholder Documents”); the Shareholder Documents remain in full force and effect.

THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ENTRAVISION COMMUNICATIONS CORPORATION		THE UNIVISION NETWORK LIMITED PARTNERSHIP

By:	/s/ Walter F. Ulloa	By:	/s/ Tonia O’Connor
	Name: Walter F. Ulloa		Name: Tonia O’Connor
	Title: Chairman and Chief Executive Officer		Title: Chief Revenue Officer and President of Content Distribution

UNIMÁS NETWORK

		By:	/s/ Tonia O’Connor
Name: Tonia O’Connor
Title: Chief Revenue Officer and President of Content Distribution

Acknowledged and agreed to, solely as a
UCI Releasor with respect to Section 14(v):

UNIVISION COMMUNICATIONS INC.

		By:	/s/ Tonia O’Connor
Name: Tonia O’Connor
Title: Chief Revenue Officer and President of Content Distribution

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EXHIBIT A

STATIONS

Station Call Letters	FCC ID number	Community of License	DMA	Network	Channel (Primary or Multicast)
KLUZ-TV*	35084	Albuquerque, NM	Albuquerque-Santa Fe	Univision	Primary
WUNI*	30577	Worcester, MA	Boston (Manchester)	Univision	Primary
KVSN-DT	166331	Pueblo, CO	Colorado Springs-Pueblo	Univision	Primary
				UniMás	Multicast
KGHB-CD	24515	Pueblo, CO	Colorado Springs-Pueblo	UniMás	Primary
KORO	64877	Corpus Christi, TX	Corpus Christi	Univision	Primary
				UniMás	Multicast
KCRP-CD	48833	Corpus Christi, TX	Corpus Christi	UniMás	Primary
KCEC*	24514	Denver, CO	Denver	Univision	Primary
KINT-TV	51708	El Paso, TX	El Paso (Las Cruces)	Univision	Primary
				UniMás	Multicast
KTFN	68753	El Paso, TX	El Paso (Las Cruces)	UniMás	Primary
KNVO	69692	McAllen, TX	Harlingen-Weslaco-Brownsville-McAllen	Univision	Primary
				UniMás	Multicast
KTFV-CD	28280	McAllen, TX	Harlingen-Weslaco-Brownsville-McAllen	UniMás	Primary
WUVN	3072	Hartford, CT	Hartford-New Haven	Univision	Primary
				Univision	Multicast
				UniMás	Multicast
WUTH-CD	74214	Hartford, CT	Hartford-New Haven	UniMás	Primary
KLDO-TV	51479	Laredo, TX	Laredo	Univision	Primary
KETF-CD	32177	Laredo, TX	Laredo	UniMás	Primary
KINC	67089	Las Vegas, NV	Las Vegas	Univision	Primary
KNTL-LP	36638	Laughlin, NV	Las Vegas	Univision	Primary
KWWB-LP	39491	Mesquite, NV	Las Vegas	Univision	Primary
KELV-LD	187933	Las Vegas, NV	Las Vegas	UniMás	Primary
KBZO-LD	51303	Lubbock, TX	Lubbock	Univision	Primary
KSMS-TV	35611	Monterey, CA	Monterey-Salinas	Univision	Primary
				UniMás	Multicast
KDJT-CD	52888	Salinas/Monterey, ETC, CA	Monterey-Salinas	UniMás	Primary
KUPB	86263	Midland, TX	Odessa-Midland	Univision	Primary
WVEN-TV*	131	Daytona Beach, FL	Orlando-Daytona Beach-Melbourne	Univision	Primary
W47DA*	29710	Melbourne, FL	Orlando-Daytona Beach-Melbourne	Univision	Primary

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WVCI-LP*	3601	Orlando, FL	Orlando-Daytona Beach-Melbourne	Univision	Primary
KVER-CD	69753	Indio, CA	Palm Springs	Univision	Primary
				UniMás	Multicast
KVES-LD	51659	Palm Springs, CA	Palm Springs	Univision	Primary
KEVC-CD	51656	Indio, CA	Palm Springs	UniMás	Primary
KREN-TV	51493	Reno, NV	Reno	Univision	Primary
				UniMás	Multicast
KEUS-LD	48013	San Angelo, TX	San Angelo	Univision	Primary
				UniMás	Multicast
KANG-LP	48014	San Angelo, TX	San Angelo	UniMás	Primary
KBNT-CD	4035	San Diego, CA	San Diego	Univision	Primary
KHAX-LP	70394	Vista, CA	San Diego	Univision	Primary
KDTF-LD	13022	San Diego, CA	San Diego	UniMás	Primary
KPMR	12144	Santa Barbara, CA	Santa Barbara-Santa Maria-San Luis Obispo	Univision	Primary
				UniMás	Multicast
K17GD-D	68666	Paso Robles, CA	Santa Barbara-Santa Maria-San Luis Obispo	Univision	Primary
K50LZ-D	29885	San Luis Obispo, CA	Santa Barbara-Santa Maria-San Luis Obispo	Univision	Primary
				UniMás	Multicast
KTSB-CD	31352	Santa Maria, CA	Santa Barbara-Santa Maria-San Luis Obispo	UniMás	Primary
K10OG-D	41125	Lompoc, CA	Santa Barbara-Santa Maria-San Luis Obispo	UniMás	Primary
WHTX-LD	26337	Springfield, MA	Springfield-Holyoke	Univision	Primary
WVEA-TV*	16788	Venice, FL	Tampa-St. Petersburg (Sarasota)	Univision	Primary
WMDO-CD**	38437	Washington, DC	Washington, D.C. (Hagerstown)	UniMás	Primary
KDCU-DT	166332	Derby, KS	Wichita-Hutchinson Plus	Univision	Primary
KVYE	36170	El Centro, CA	Yuma-El Centro	Univision	Primary

* As of the Effective Date, these Stations (the “Swapped Stations”) broadcast Univision Network programming. No later than ninety (90) calendar days following the Effective Date (the “Swap Date”), Affiliate shall instead begin broadcasting, and at all times during the Term thereafter (subject to Section 11(d) of that certain Amended and Restated Marketing and Sales Agreement effective as of the Effective Date by and between Affiliate and Univision Local Media Inc. (as such agreement may be amended, restated, extended or otherwise modified)) broadcast UniMás Network programming on the Swapped Stations. The Parties may agree to swap call signs between the Swapped Station(s) and the UCI-owned station(s) in the affected DMA(s).

** Subject to Section 11(d) of that certain Amended and Restated Marketing and Sales Agreement effective as of the Effective Date by and between Univision Local Media Inc. and UniMás D.C. LLC, on the one hand, and Marketer, on the other hand (as such agreement may be amended, restated, extended or otherwise modified).

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EXHIBIT B

[This Exhibit B, which contains a sample of the Univision network programming schedule, has been excluded from this filing.]

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EXHIBIT C

[This Exhibit C, which contains information regarding the network local programming schedule, has been excluded from this filing.]

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EXHIBIT D

[This Exhibit D, which contains a list of facilities for those stations that are subject to the Station Affiliation Agreement and certain technical data about such facilities (including a contour map for each station and channel number, frequency, latitudinal and longitudinal location of transmitters, tower statistics in meters and feet and power levels), has been excluded from this filing.]

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EXHIBIT E

[This Exhibit E, which contains information regarding multichannel video programming services distributors, has been excluded from this filing.]

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EXHIBIT F

[This Exhibit F, which contains information regarding local advertising time periods during Univision network programming, has been excluded from this filing.]

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EXHIBIT G

[This Exhibit G, which contains information regarding local advertising time periods during UniMás network programming, has been excluded from this filing.]

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